UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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CytRx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CytRx Corporation®

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

May 5, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, on Tuesday, June 23, 2015.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the Annual Meeting. At the Annual Meeting, I will also report on CytRx’s current operations and will be available to respond to appropriate questions from stockholders.

We sincerely hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, however, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Therefore, please take the time to vote your shares by completing and mailing the enclosed proxy card to us.

Thank you for your continued support.

Sincerely,

/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
Chairman and Chief Executive Officer

CytRx Corporation®

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 23, 2015

Notice is hereby given to the holders of common stock, $.001 par value per share, of CytRx Corporation that the Annual Meeting of Stockholders will be held on Tuesday, June 23, 2015 at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, for the following purposes:

(1)          The election of one director to serve until the 2018 Annual Meeting of Stockholders;

(2)	The approval of a fifth amendment to our 2008 Stock Incentive Plan to increase the aggregate number of shares of our common stock subject to the 2008 Plan by 10,000,000 shares;

(3)	The approval of a sixth amendment to our 2008 Stock Incentive Plan to clarify the prohibition against re-pricing of awards under the 2008 Plan;

(4)	The advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement;

(5)	The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(6)	The transaction of such other business as may properly come before the Annual Meeting and at any postponement or adjournment thereof.

Only those stockholders of record at the close of business on April 30, 2015 are entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the board of directors,

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary

May 5, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

CytRx Corporation®

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

To Be Held June 23, 2015

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation (“we,” “us,” “our,” “CytRx” or the “company”) in connection with the solicitation of proxies by our board of directors ("board of directors" or "board") for use at our 2015 Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California 90077 at 10:00 A.M., local time, on Tuesday, June 23, 2015, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about May 5, 2015.

Our board of directors  is asking you to vote your shares by completing, signing and returning the proxy card. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Steven A. Kriegsman, our Chairman and Chief Executive Officer (“CEO”), and Benjamin S. Levin, our General Counsel, Senior Vice President - Legal Affairs and Corporate Secretary, as proxies for the Annual Meeting. By completing, signing and returning the accompanying proxy card, you are authorizing Messrs. Kriegsman and Levin to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is advisable to complete, sign and return your proxy card before the Annual Meeting date just in case your plans change. You may vote, in person, at the Annual Meeting even if you have previously returned a proxy.

What is a Proxy Statement?

A Proxy Statement is a document that regulations of the Securities and Exchange Commission, or SEC, require us to give you when we ask you to sign a proxy card designating Messrs. Kriegsman and Levin as proxies to vote on your behalf.

What is in this proxy statement?

This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote at the Annual Meeting. It gives you information on the proposals, as well as other information about us, so that you can make an informed decision.

What am I voting on?

At the Annual Meeting, stockholders will act upon the proposals referred to in the attached Notice of Meeting and described in detail in this Proxy Statement.  These proposals are:

(1)	the election of one director to serve until the 2018 annual meeting of stockholders;

(2)	the approval of a fifth amendment to our 2008 Stock Incentive Plan to increase the aggregate number of shares of our common stock subject to the 2008 Plan by 10,000,000 shares;

(3)	The approval of a sixth amendment to our 2008 Stock Incentive Plan to clarify the prohibition against re-pricing of awards under the 2008 Plan;

(4)           the advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement;

(5)	the ratification of our appointment of independent accountants; and

(6)	the transaction of such other business as may properly come before the Annual Meeting and at any postponement or adjournment thereof.

In addition, management will report on our performance during fiscal 2014 and respond to appropriate questions from stockholders.

What is the purpose of the amendments to the 2008 Stock Incentive Plan?

The purpose of the fifth amendment is to increase the aggregate number of shares of our common stock subject to the 2008 Plan from 10,000,000 to 20,000,000.  Our board of directors believes that the grant of options and other stock awards is an important incentive for the company’s employees, officers and directors, and anticipates that our needs under the 2008 Plan over the next several years will exceed the number of shares of common stock currently available under the 2008 Plan.

The purpose of the sixth amendment is to clarify that, consistent with applicable Nasdaq Listing Rules, the prohibition against “re-pricing” of outstanding awards under the 2008 Plan applies only to re-pricings that would reduce the price or exercise price of awards.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 30, 2015 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete, sign and return all proxy cards to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

What if I change my mind after I return my proxy card?

You may revoke your proxy card and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the Annual Meeting, or

•	voting in person at the Annual Meeting.

However, if you hold your shares in street name, you must request a proxy from the person in whose name your shares are held, usually your stockbroker, to vote at the Annual Meeting.

Will my shares be voted if I do not return my proxy card?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the rules of The NASDAQ Capital Market to vote customers’ unvoted shares on “routine” matters. If you do not give instructions to your broker, your broker can vote your shares with respect to routine matters only. Under these rules, Proposals 1, 2 and 3 are considered non-routine, so if you do not give your broker instructions, your shares will be treated as broker non-votes with respect to each Proposals 1, 2 and 3. Proposal 4 is considered a routine matter.

If you do not return a proxy card to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by returning your proxy card. This ensures that your shares will be voted at the Annual Meeting with respect to all of the proposals described in this Proxy Statement.

What constitutes a quorum?

Our Restated Bylaws, as amended ("Restated Bylaws"), provide that the presence, in person or by proxy, at the Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes (shares held by a broker or nominee that has no authority to vote upon a particular matter) also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 55,722,711 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, the nominee receiving the greatest number of affirmative votes cast will be elected. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting.

In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” with respect to the nominee.  In tabulating the voting results for the election of directors, only “FOR” votes will be counted.

With respect to each of Proposals 2, 3, 4 and 5, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have the same effect as an “AGAINST” vote.

Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

What happens if a nominee is unable to stand for election?

Our board of directors may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy card, Messrs. Kriegsman and Levin can vote your shares for a substitute nominee. They cannot vote for more than one nominee.

What are the board’s recommendations?

The recommendations of our board of directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our board of directors recommends a vote:

•	“FOR” election of the incumbent director named in this Proxy Statement as described in Proposal 1;

•
“FOR” approval of a fifth amendment to our 2008 Stock Incentive Plan to increase the aggregate number of shares of our common stock subject to the 2008 Plan from 10,000,000 to 20,000,000 as described in Proposal 2;

•	“FOR” approval of a sixth amendment to our 2008 Stock Incentive Plan to clarify the prohibition against re-pricing of awards under the 2008 Plan as described in Proposal 3;

•	“FOR” advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement as described in Proposal 4; and

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015 as described in Proposal 5.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED IN ACCORDANCE WITH OUR BOARD OF DIRECTORS’ RECOMMENDATIONS IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K. We intend to file the Form 8-K no later than June 29, 2015 with the Securities and Exchange Commission, or SEC. You may obtain a copy of the 8-K report by contacting us at (310) 826-5698 or at an SEC public reference room. For the location of an SEC public reference room, please contact the SEC at (800) SEC-0330.

You can also get a copy of the 8-K report that will contain the voting results on the Internet at www.cytrx.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

How do I receive an annual report?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is being delivered with this Proxy Statement to each stockholder. A copy of the Annual Report is also available on our website at www.cytrx.com and on the SEC’s website at www.sec.gov. Copies of exhibits to the Annual Report will be made available for a reasonable charge upon written request to CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

We encourage you to review the Company’s disclosures in its periodic reports filed with the SEC, including, but not limited to, the company’s Form 10-Q, filed on May 5, 2015.

Do we have a policy about directors’ attendance at the annual meeting?

We do not have a policy regarding attendance of directors at our annual meetings of stockholders. At our last annual meeting, all of our directors were in attendance.

How are proxies solicited, and what is the cost?

We pay all expenses incurred in connection with distributing and soliciting proxies. As part of this process, we reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to stockholders. Our directors and employees may solicit proxies by mail, telephone or other means. Our directors and employees do not receive any additional compensation for these activities.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 23, 2015 – This Proxy Statement, along with the proxy card, and letter of transmittal from our Chairman and Chief Executive Officer accompanying our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission are available at our website, http://www.cytrx.com, under “Investor Relations.”

TABLE OF CONTENTS

PROPOSAL 1 — ELECTION OF DIRECTOR	6

PROPOSAL 2 — APPROVAL OF FIFTH AMENDMENT TO THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN	31

PROPOSAL 3 — APPROVAL OF SIXTH AMENDMENT TO THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN	37

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	38

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39

STOCKHOLDER PROPOSALS	40

OTHER MATTERS	40

ANNEX A — Fifth Amendment to the CytRx Corporation 2008 Stock Incentive Plan	A-1

ANNEX B — Sixth Amendment to the CytRx Corporation 2008 Stock Incentive Plan	B-1

PROPOSAL 1

ELECTION OF DIRECTOR

Pursuant to our Restated Bylaws, our board of directors has fixed the number of our directors at six. Our Amended and Restated Certificate of Incorporation, as amended, and our Restated Bylaws provide for the classification of our directors into three classes, which we refer to as Class I, Class II and Class III, with each Class to consist as nearly as possible of an equal number of directors. One Class of directors is to be elected at each annual meeting of stockholders to serve for a term of three years.

We have two incumbent directors in Class III whose terms expire at the Annual Meeting. One of the incumbent Class III directors, Richard L. Wennekamp, has decided not to seek reelection at the Annual Meeting. The board of directors has nominated the other incumbent Class III director, Eric J. Selter, for reelection as Class III director to serve until the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Information concerning Mr. Selter, as well as the directors whose terms of office will continue after the Annual Meeting, is set forth below. Each director’s age is indicated in parentheses after his name.

Class III — Nominee to Serve as Director Until the 2018 Annual Meeting

We believe that Mr. Selter will be available and able to serve as director. In the event that he is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Eric J. Selter (58) has been a director since April 30, 2015.  He has served in many capacities as an investment advisor with Morton Capital Management, LLC, a private wealth management firm with assets under management of $1.4 billion specializing in customized tactical asset allocation using non-traditional alternative investments, since joining in 1998.  Such positions include Chief Operating Officer since 2000, Senior Vice President since 2006, and Secretary from 2006 to 2011, then again from 2013 to present.  As a member of Morton Capital Management's investment committee, Mr. Selter is involved in the development of investment strategies, portfolio construction, implementation solutions, manager searches and due diligence. In addition to his responsibilities as an investment advisor, Mr. Selter is also responsible for the integration of back office and technology to increase productivity and enhance services provided to clients. Mr. Selter is also an owner of Morton Capital Management. He served as President and Chief Executive Officer of National Staff Network (NSN), a nationally recognized and major leader in the employee leasing industry from 1996 to 1998.  From 1982 to 1996, he served as Vice President and Corporate Counsel for the affiliated companies of NSN, until its successful sale in 1996. In his roles, he was responsible for the operational and legal direction of National Staff Network and made significant contributions in the establishment of the legal foundations for the employee leasing industry.  Mr. Selter is a private pilot and a member of Angel Flight, providing free non-emergency air travel for patients with serious medical conditions and other compelling needs. He received his bachelor’s degree from the University of Southern California where he graduated magna cum laude in 1979. He then attended Loyola Law School in Los Angeles where he was awarded his Juris Doctor degree in 1982.

Our board of directors believes that Mr. Selter is highly qualified to serve as a member of our board because of Mr. Selter's extensive experience as an executive officer of successful companies, as well as his expertise in financial and other related matters pertaining to the operation of companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ELECTION OF MR. SELTER AS CLASS III DIRECTOR.

Continuing Directors

The following is a description of the incumbent Class I and Class II directors whose terms of office will continue after the Annual Meeting:

Class I — Term Expiring at the 2016 Annual Meeting

Louis Ignarro, Ph.D. (73) has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Belzer, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota. Dr. Ignarro is a Nobel Laureate and an esteemed medical researcher whose experience enables him to offer importance scientific guidance to our board of directors.

Joseph Rubinfeld, Ph.D. (82) has been a director since July 2002 and has served as our lead director since April 30, 2015. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He resigned as Chairman Emeritus of SuperGen, Inc. on February 8, 2005. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld is also a founder of JJ Pharma. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.

Dr. Rubinfeld served as a senior executive of several large pharmaceutical companies before leaving to co-found SuperGen and served as Chief Executive Officer or in other senior executive capacities with highly successful companies. Dr. Rubinfeld’s academic training and business experience enhances the breadth and scope of our board of directors' oversight of our company’s management, business, strategic relationships, and other activities, while his vision adds to the long-range planning of our board of directors and management.

Class II — Term Expiring at the 2017 Annual Meeting

Steven A. Kriegsman (73) has been CytRx’s Chairman and Chief Executive Officer since October 2014. Prior to that, he served as CytRx’s President and Chief Executive Officer and a director since July 2002. He also serves as a director of Galena Biopharma, a listed public company, and is a member of its Compensation and its Strategy Committees. Mr. Kriegsman also serves on the Board of Directors of Catasys, Inc. He previously served as Director and Chairman of Global Genomics from June 2000 until 2002. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. During his career, he has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, and Maxim Pharmaceuticals. In the past five years, Mr. Kriegsman has also served on the board of directors of Bradley Pharmaceuticals, Inc. and Hythiam, Inc. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman is a graduate of the Stanford Law School Directors’ College

Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been a guest speaker and lecturer at various universities including California Institute of Technology (Caltech), Brown University, and New York University. He also was an instructor at York College in Jamaica (Queens), NY, where he taught business to a diverse group of students in York’s adult education program. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the California Health Institute, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, the American Association of Dance Companies and the Palisades-Malibu YMCA.

Mr. Kriegsman’s extensive history as a member of management is vital to the board of directors’ collective knowledge of our day-to-day operations. Mr. Kriegsman also provides great insight as to how CytRx grew as an organization and his institutional knowledge is an invaluable asset to the board of directors in effecting its oversight of CytRx’s strategic plans. Mr. Kriegsman’s presence on the board of directors also allows for a flow of information and ideas between the board of directors and management.

Anita J. Chawla, Ph.D. (56) joined our board of directors in March 2015. She is an economist with more than 25 years of experience in the health care sector. She has extensive experience using economic analyses to support the business objectives of life sciences companies. In her work, Dr. Chawla has assessed the value of a wide range of therapies to inform health care decision makers.  Dr. Chawla specializes in helping pharmaceutical, biotechnology, medical device, and diagnostic companies address market access challenges, particularly as they relate to coverage and reimbursement determination and evidence-based review, through all phases of product development and commercialization. Dr. Chawla graduated Phi Beta Kappa with a Bachelor of Arts degree in economics and political science from Wellesley College. She earned a PhD in economics from the University of Michigan. Dr. Chawla is a Managing Principal at Analysis Group, Inc. Prior to joining Analysis Group in 2007, she was head of the Health Economics & Outcomes Research department at Genentech, Inc. from 2001 to 2006.  She has also held positions at Thomson Medstat (The MEDSTAT Group), Research and Policy Division (1993-2000) and the American Medical Association, Center for Health Policy Research (1989-1993). Dr. Chawla is not related to any other Company employees named Chawla. Our board of directors believes that Dr. Chawla is highly qualified to serve as a member of the board because of Dr. Chawla's extensive experience as an economist in the health care sector, and her expertise in economic, research and other related matters pertaining to the operation of a biotechnology company.

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of CytRx are conducted under the general supervision and management of our board of directors as called for under the laws of Delaware and our Restated Bylaws. Our board of directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

The board of directors held eight meetings during 2014. Each director attended at least 75% of the total meetings of the board during 2014. Each director who served on a committee of our board of directors attended at least 75% of all committee meetings during 2014. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. In 2014, the independent directors met two times in executive session.

Director Independence

Our board of directors has determined that Messrs. Selter and Wennekamp, and Drs. Rubinfeld, Ignarro and Chawla are “independent” under the current independence standards of both The NASDAQ Capital Market and the SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that are inconsistent with a finding of their independence as members of our board of directors.  Our board has determined that Messrs. Selter, Rubinfeld, Ignarro and Wennekamp also met the higher standards of The NASDAQ Capital Market of “independence” for purposes of service as the members of our Audit Committee, and that Messrs. Selter and Wennekamp, and Drs. Rubinfeld, Ignarro and Chawla also met the higher standards of The NASDAQ Capital Market of “independence” for purposes of service as the members of our Compensation Committee.

In making these determinations, our board of directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, and familial relationships, among others.

The following table provides information concerning the current membership of our board committees:

Name	Class of Directors	Audit Committee	Compensation Committee	Nomination and Governance Committee
Steven A. Kriegsman	II
Louis Ignarro, Ph.D.	I	(1)	(2)	(3)
Joseph Rubinfeld, Ph.D.	I	(1)	(2)	(3)
Richard L. Wennekamp (4)	III	(1)	(2)
Anita Chawla, Ph.D.	II		(2)	(3)
Eric J. Selter	III	(1)	(2)
____________

(1)           Members of our Audit Committee. Mr. Selter is the Chairman of the committee.

(2)           Members of our Compensation Committee. Dr. Rubinfeld is Chairman of the committee.

(3)           Members of our Nominating and Corporate Governance Committee. Dr. Ignarro is Chairman of the committee.

(4)           Mr. Wennekamp has decided not to seek reelection at the Annual Meeting.

Audit Committee

Our board of directors has determined that each of the current members of the Audit Committee is “independent” under the current independence standards of The NASDAQ Capital Market and the SEC. Our board of directors has also determined that Mr. Selter, the Chairman of the Audit Committee, is an audit committee financial expert.

The Audit Committee’s responsibilities include oversight activities described below under the “Report of the Audit Committee.” The Audit Committee reviews our financial structure, policies and procedures, appoints our independent registered public accounting firm, reviews with our independent registered public accounting firm the plans and results of the audit engagement, approves audit and permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of our independent registered public accountants and reviews the adequacy of our internal accounting controls.

The Audit Committee has discussed with our independent registered public accounting firm the firm’s independence from management and us, including the matters in the written disclosures required by the Independence Standards board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at http://www.cytrx.com.

Audit Committee Report

Set forth below is the Audit Committee Report:

The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by us with the SEC, except to the extent we specifically incorporate this Report by reference.

The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	Our independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and our independent auditors.

The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at http://www.cytrx.com.

The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor our financial reporting process and internal control system.

•	Review and appraise the audit efforts of our independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, our management and the board of directors.

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and the board of directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are cost or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2014, the Audit Committee approved all of the audit and non-audit services proposals submitted to it.

The Audit Committee met four times during 2014. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and its outside auditors our interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. Our management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board (“PCAOB”) Statement on Auditing Standards No. 16 (Communication with Audit Committees).

The Audit Committee retained BDO USA, LLP to audit our financial statements for 2014. The Audit Committee also has selected BDO USA, LLP as our independent registered public accounting firm for fiscal 2015.

The Audit Committee discussed with BDO USA, LLP, which audited our annual financial statements for 2014, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO USA, LLP to the Audit Committee as required by the PCAOB.

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of CytRx’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.

Respectfully submitted,

Audit Committee:

Eric J. Selter, Chairman
Richard L. Wennekamp
Louis Ignarro, Ph.D.
Joseph Rubinfeld, Ph.D.

Compensation Committee

The Compensation Committee is authorized to determine the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.cytrx.com.  Our board of directors has determined that each of the current members of the Compensation Committee, Messrs. Selter and Wennekamp, and Drs. Rubinfeld, Ignarro and Chawla, are “independent” under the current independence standards of The NASDAQ Capital Market for purposes of service as the members of our Compensation Committee.

The Compensation Committee has reviewed our compensation policies and practices for all employees, including our named executive officers, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee held four meetings during 2014.

Nomination and Governance Committee

The Nomination and Governance Committee assists our board of directors in discharging its duties relating to corporate governance and the compensation and evaluation of the board. The Nomination and Governance Committee also operates pursuant to a written charter, a copy of which likewise is available on our website at www.cytrx.com. As indicated above with respect to service on our Audit Committee, our board of directors has determined that each of the current members of the Nomination and Governance Committee, Drs. Rubinfeld, Ignarro and Chawla, are “independent” under the current independence standards of The NASDAQ Capital Market.

The principal responsibilities of the Nomination and Governance Committee include:

•	Overseeing our corporate governance practices and developing and recommending to our board a set of Corporate Governance Guidelines.

•	Assisting our board in identifying qualified director candidates, selecting nominees for election as directors at meetings of stockholders and selecting candidates to fill vacancies on our board.

•
Creating and recommending to our board a policy regarding the consideration of director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of director candidates.

•	Reviewing and recommending the compensation for non-employee directors and making recommendations to our board for its approval.

•	Establishing criteria for our board and for all committees (including the Nomination and Governance Committee) to use to evaluate their performance on an annual basis.

•	Overseeing and advising our board regarding developments related to corporate governance.

The Nomination and Governance Committee has sole authority, in connection with the identification of qualified director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms). We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Nomination and Governance Committee held three meetings during 2014.

The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates, or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.  We have no formal policy of considering diversity in identifying director nominees, but the Nomination and Governance Committee seeks to include on the board of directors a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the board of directors confronts. These individual qualities can include matters such as experience in the company’s industry, technical experience (i.e., medical or research expertise), experience gained in situations comparable to the company’s, leadership experience, and relevant geographical diversity

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•      A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our board members or management are evaluated.

Stockholder Nominations of Directors

Our Restated Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Restated Bylaws and should be addressed to: Corporate Secretary, CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our board of directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our board, or to the particular director to which they are addressed, or presented to the full board or the particular director at the next regularly scheduled board meeting. In addition, communications sent to us via telephone or facsimile for our board of directors or a particular director will be forwarded to our board or the director by an appropriate officer.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and NASDAQ Marketplace Rules.

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As a result, the procedures followed by the Audit Committee to evaluate transactions with related persons require:

•
that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•
that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by the requirements of The NASDAQ Capital Market.

Our Audit Committee will evaluate related person transactions based on:

•	information provided by members of our board of directors in connection with the required annual evaluation of director independence;

•	pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	background information on nominees for director provided by the Nominating and Corporate Governance Committee of our board of directors; and

•	any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed by The NASDAQ Capital Market.

There were no related person transactions in 2014.

Applicable Definitions

For purposes of our Audit Committee’s review:

•	“related person” has the meaning given to such term in Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”); and

•	“related person transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the company and any related persons.

Board Member Attendance at Annual Meetings

Our board of directors has no formal policy regarding attendance of directors at our annual stockholder meetings.  Our 2014 Annual Meeting of Stockholders was attended by all of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our executive officers and directors and persons who owns more than 10% of our outstanding shares of common stock is required under Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that our directors and executive officers and greater than 10% shareholders for 2014 complied with all applicable Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 5, 2015 by: (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each of our directors; (3) our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to warrants or options that are presently exercisable, or exercisable within 60 days of May 5, 2015, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 55,722,711 shares of our common stock outstanding as of May 5, 2015. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk (*) represents beneficial ownership of less than 1%.

		Shares of Common Stock
Name and Address of Beneficial Owner		Number	Percent
Named Executive Officers and Directors	Note
Louis Ignarro, Ph.D.	(1)	514,559	*
Steven A. Kriegsman	(2)	2,163,127	3.6%
Joseph Rubinfeld, Ph.D.	(3)	581,428	*
Richard L. Wennekamp	(4)	518,138	*
Anita J. Chawla, Ph.D.	(5)	180,000	*
Eric J. Selter	(6)	367,856	*
Dan Levitt, M.D., Ph.D.	(7)	600,798	1.0%
John Y. Caloz	(8)	281,925	*
Scott Wieland, Ph.D.	(9)	278,099	*
Benjamin S. Levin	(10)	391,464	*
All executive officers and directors as a group (nine persons)	(11)	5,877,394	9.7%

Name and Address of 5% Beneficial Owners
QVT Financial LP	(12)	5,143,564	9.2%
Gene Z. Salkind, M.D.	(13)	4,261,353	7.6%
Scott Patterson, D.D.S.	(14)	4,645,894	8.3%
Blackrock, Inc.	(15)	3,680,086	6.6%
____________
(1)	Includes 501,428 shares subject to options or warrants.

(2)	Includes 1,566,016 shares subject to options or warrants.

(3)	Includes 581,428 shares subject to options or warrants.

(4)	Includes 501,428 shares subject to options or warrants.

(5)	Includes 180,000 shares subject to options or warrants.

(6)	Includes 340,712 shares subject to options or warrants.

(7)	Includes 495,240 shares subject to options or warrants.

(8)	Includes 277,383 shares subject to options or warrants.

(9)	Includes 278,099 shares subject to options or warrants.

(10)	Includes 394,464 shares subject to options or warrants.

(11)	Includes 5,108,401 shares subject to options or warrants.

(12)
According to its Schedule 13G filed with the SEC, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund V LP and other private investment funds (collectively, the “Funds”). The Funds aggregately own 5,143,564 shares of Common Stock.  Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 5,143,564 shares of common stock, consisting of the shares owned by the Funds. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Funds, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Funds, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 5,143,564 shares of common stock.  The principal business addresses for QVT Financial LP and QVT Financial GP LLC are 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.

(13)
Of the shares shown, Dr. Salkind has sole voting and dispositive power over 53,000 shares and shares voting and dispositive power with his wife, Catherine Salkind, over 4,208,353 shares. Mrs. Salkind may be deemed to beneficially own the shares shown. Dr. and Mrs. Salkind’s address is 1165 Wrack Road, Meadowbrook, Pennsylvania 19046.

(14)
The shares shown include 4,564,005 shares owned beneficially by Dr. Patterson and 81,889 shares owned beneficially by his wife, Nataliya V. Patterson.  Dr. and Mrs. Patterson’s address is 1703 Casino Tower, Av. Francia y Biarritz, Punta del Este 20100, Uruguay.

(15)   The principal business address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10022.

Executive Officers

Set forth below is information regarding our current executive officers (other than information relating to Steven A. Kriegsman, our Chairman, President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Daniel Levitt, M.D., Ph.D. (67) joined us in October 2009 as our Chief Medical Officer, and was promoted to the position of Executive Vice President in 2013. Dr. Levitt brings more than 24 years of senior management experience, having spearheaded numerous drug development programs to commercialization at leading biotechnology and pharmaceutical companies. Prior to joining CytRx, Dr. Levitt served from January 2007 to February 2009 as Executive Vice President, Research and Development at Cerimon Pharmaceuticals, Inc. Prior to that, from August 2003 to April 2006, he was Chief Medical Officer and Head of Clinical and Regulatory Affairs at Dynavax Technologies Corporation, managing clinical trials for four programs and overseeing multi-country regulatory strategies. From August 2002 to July 2003, Dr. Levitt was Chief Operating Officer and Head of Research and Development at Affymax, Inc., and prior to that he spent six years at Protein Design Labs, Inc., completing his tenure as that firm’s President and Head of Research and Development. Dr. Levitt’s past experience includes a position as Head of Drug Development at Geron Corporation, and Head of the Cytokine Development Unit and Global Clinical Oncology at Sandoz Pharmaceuticals Ltd., and as Director, Clinical Oncology and Immunology at Hoffmann-LaRoche, Inc. Dr. Levitt graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Brandeis University. He earned both his M.D. and his Ph.D. in Biology from the University of Chicago, Pritzker School of Medicine. Dr. Levitt has received ten major research awards and authored or co-authored nearly 200 papers and abstracts.

John Y. Caloz (63) joined us in October 2007 as our Chief Accounting Officer. In January of 2009 Mr. Caloz was named Chief Financial Officer. He has a history of providing senior financial leadership in the life sciences sector, as Chief Financial Officer of Occulogix, Inc, a NASDAQ listed, medical therapy company. Prior to that, Mr. Caloz served as Chief Financial Officer of IRIS International Inc., a Chatsworth, CA based medical device manufacturer. He served as Chief Financial Officer of San Francisco-based Synarc, Inc., a medical imaging company, and from 1993 to 1999 he was Senior Vice President, Finance and Chief Financial Officer of Phoenix International Life Sciences Inc. of Montreal, Canada, which was acquired by MDS Inc. in 1999. Mr. Caloz was a partner at Rooney, Greig, Whitrod, Filion & Associates of Saint Laurent, Quebec, Canada, a firm of Chartered Accountants specializing in research and development and high tech companies, from 1983 to 1993. Mr. Caloz, a Chartered Professional Accountant and Chartered Accountant, holds a degree in Accounting from York University, Toronto, Canada.

Scott Wieland, Ph.D. (56) joined CytRx in 2005 as the Vice President, Clinical and Regulatory Affairs and was promoted to the position of Senior Vice President, Drug Development in December 2008. Prior to that, he served in senior level positions in the areas of Drug Development, Clinical and Regulatory Affairs at various biotech firms. He spent five years at NeoTherapeutics, Inc. serving as the Director of Product Development and was later promoted to Vice President of Product Development. From 1990 to 1997, he served as Director of Regulatory Affairs at CoCensys, Inc. Dr. Wieland has a Ph.D. in Biopsychology and an M.A. in Psychology from the University of Arizona. He has an MBA from Webster University. Dr. Wieland received his B.S. in Physiological Psychology from the University of California, Santa Barbara.

Benjamin S. Levin (39) joined us in July 2004 as our General Counsel and Corporate Secretary, and since December 2013 has served additionally as Senior Vice President. From November 1999 to June 2004, Mr. Levin was an associate in the transactions department of the Los Angeles office of O’Melveny & Myers LLP. Mr. Levin received his S.B. in Economics from the Massachusetts Institute of Technology, and a J.D. from Stanford Law School.

David J. Haen (37) joined CytRx in October 2003 as Director of Business Development and was promoted to Vice President of Business Development in December 2007. From 1999 to 2003, Mr. Haen worked as an associate for Kriegsman Capital Group LLC, a financial advisory firm focused on emerging companies in the life sciences field. Mr. Haen received a B.A. in Communications and Business from Loyola Marymount University.

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of our board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. Generally speaking, the Compensation Committee recommends the compensation of our President and Chief Executive Officer and other named executive officers, and those recommendations are approved by our board of directors.

The Compensation Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other officers.

The Compensation Committee operates under a formal charter, a copy of which is available on our website at www.cytrx.com, that governs its duties and conduct.

At the 2014 annual meeting of stockholders, the stockholders on a non-binding, advisory basis, approved the compensation of our executive officers as disclosed in our 2014 Proxy Statement. Based upon the results of this stockholder advisory vote, the Compensation Committee determined to follow the stockholders’ recommendation and to continue its compensation policies and procedures.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table below are referred to as our “named executive officers.”

Compensation Philosophy and Objectives

The components of our executive compensation consist of salary, annual and special cash bonuses awarded based on the Compensation Committee’s subjective assessment of the achievement of corporate goals and each individual executive’s job performance, stock option grants to provide executives with longer-term incentives, and occasional special compensation awards (either cash, stock or stock options) to reward extraordinary efforts or results, such as the position interim results of our Phase 2b clinical trial of aldoxorubicin in soft tissue sarcoma, or STS, or successful capital raising activities.

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of strategic goals of our company. We use annual and other periodic cash bonuses to reward an officer’s achievement of specific goals, including goals related to the development of our drug candidates and replenishment and management of our working capital. We use employee stock options as a retention tool and as a means to align the executive’s long-term interests with those of our stockholders, with the ultimate objective of affording our executives an appropriate incentive to improve stockholder value. The Compensation Committee evaluates both performance and compensation to maintain our company’s ability to attract and retain excellent employees in key positions and to assure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies.

Each of the corporate goals established and subsequently reviewed by the Compensation Committee results from a collaboration among our named executive officers, including the leadership of our President and Chief Executive Officer and the support of our principal legal, financial, clinical, medical and business development officers. The Compensation Committee’s assessment of the relative contribution of each named executive officer is based on periodic reports to our full board of directors regarding the progress of these business accomplishments and the individual efforts of our named executive officers, and year-end consultations, which include discussions of performance reviews, with our President and Chief Executive Officer that are a normal part of the Compensation Committee’s compensation determinations. The Compensation Committee employs no objective measure of any individual’s contribution.

The bonus amounts awarded to our eligible named executive officers are a function of their office and total compensation relative to the total compensation of our President and Chief Executive Officer, as adjusted by their relative employee evaluation, and with consideration given to comparable company data for similarly-situated employees. The bonus amounts awarded to each named executive officer is set forth in the Summary Compensation Table.

Because of the size of our company, the small number of executive officers in our company, and our company’s financial priorities, the Compensation Committee has not implemented any pension benefits, deferred compensation plans or other similar plans for our named executive officers.

Role of Executive Officers in Compensation Decisions

The Compensation Committee annually determines the compensation of our named executive officers. Our President and Chief Executive Officer, or CEO, typically attends all meetings of the Compensation Committee, except for executive sessions at which his compensation is determined. At the request of the Compensation Committee, our CEO provides his assessment of the performance of our named executive officers, other than himself. Our CEO also takes an active part in the discussions of the compensation of named executive officers other than himself and assists in the development of a review matrix of each executive’s contributions to the goals of the company that forms the basis for some compensation determinations. The Compensation Committee grants due consideration to our CEO’s assessments when making determinations regarding the compensation of our named executive officers. All Compensation Committee deliberations and determinations regarding the compensation of our CEO are made without the presence of our CEO.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the company’s annual cash and incentive-based cash and non-cash executive compensation to seek to motivate our named executive officers to achieve our company’s business goals, including goals related to the development of the our drug candidates and management of working capital, to reward the executives for achieving such goals, and to retain the executives. In doing so, the Compensation Committee historically has not employed outside compensation consultants. During 2014, the Compensation Committee obtained three industry compensation surveys and used them in its compensation deliberations regarding cash and equity compensation for our executive officers. The surveys used were an Equilar survey of public companies with a market capitalization between $50 million and $200 million, the Radford Global Life Sciences Survey, which is a survey of public and private life sciences companies of all sizes, and a survey of public and private companies in Los Angeles provided by salary.com (which the Compensation Committee uses to adjust to geographic differences in cost of living).

The Compensation Committee utilized this data to set annual salary increases and bonus amounts for our executive officers at levels targeted at or around the third quartile of compensation amounts provided to executives at comparable companies, considering each individual’s experience level related to their position with us. The Compensation Committee has no policy regarding the use of benchmarks, and we have no established policy or target for the allocation between cash and non-cash incentive compensation.

The Compensation Committee is authorized to retain its own independent advisors to assist in carrying out its responsibilities, but has not relied upon outside compensation consultants.

Performance-driven Compensation

We emphasize performance in annually reviewing and setting our executive officers’ base salaries, bonuses and equity incentive compensation. This emphasis on performance with respect to a substantial portion of compensation is intended to motivate our executive officers to pursue our corporate goals, reward them for achievement of these goals and align their interests with those of our stockholders.

Each year, we determine goals that we hope to achieve in the coming year, both on a company and individual basis. Our overall corporate performance as compared to these goals, and an individual’s performance compared to his or her individual goals, primarily drive the recommendations that the Compensation Committee with respect to each executive officer's base salary, cash bonus and equity incentive compensation. Other factors, such as larger macroeconomic conditions of the industry and market in which we compete, as well as strategic business decisions and issues related to key employee retention, also influence compensation decisions.

Individual performance goals for each year initially are identified and developed by senior executives through a self-evaluation and goal-setting process, and our CEO refines and documents those goals in conjunction with the Compensation Committee. At the end of the year, the Compensation Committee reviews each performance goal and determines the extent to which we achieved such goals, and our CEO assesses the achievement of specific performance goals relating to our other executive officers.

In establishing performance goals, the Compensation Committee considers whether the goals could possibly result in an incentive for any executives to take unwarranted risks in our company’s business and seeks to avoid creating any such incentives.

Company Performance Goals

For 2014, the Compensation Committee and the board of directors approved the following performance goals:

•	Initiate the aldoxorubicin Global Pivotal Phase 3 STS clinical trial;

•	Initiate the aldoxorubicin Phase 2 Kaposi’s sarcoma clinical trial and the Global Phase 2b small cell lung cancer, or SCLC, clinical trial;

•	Complete the aldoxorubicin Phase 2 GBM clinical trial;

•	Establish a pre-clinical laboratory in Freiburg, Germany to identify new anti-cancer drug candidates based on novel linker technologies; and

•	Raise additional capital.

For 2014, the Compensation Committee determined that, with the exception of the completion of the Phase 2 clinical trial for GBM (for which the timeline has been extended), each of the corporate goals had either been achieved, or substantial progress towards achievement had been made, and noted the particular contributions of executive officers to the achievement of those goals.

Individual Performance

The Compensation Committee reviews our executive officers’ performance based on overall achievement of the corporate goals and a review of individual goals developed for each executive officer every year. The Compensation Committee, with the assistance of our CEO, determines the relative achievement of the performance goals applicable to each executive officer, and assigns a performance rating based on a set of criteria set forth in an evaluation form. No specific formula is used with respect to setting any particular element of compensation based on the individual performance metrics. The score assigned to each officer was based on a subjective assessment by our Compensation Committee members of the officer’s performance against the scoring standards of:

1 – Consistently Exceeds Expectations
2 – Sometimes Exceeds Expectations
3 – Meets Expectations
4 – Sometimes Meets Expectations
5 – Needs Improvement

The numerical job scores, with a 1.0 being the best and 5.0 being the worst, are determined based on an initial self-assessment by the officer, which is subject to change based on an evaluation of the self-assessment by the officer’s direct supervisor and on the Compensation Committee’s own assessment of the officer’s job performance.

For 2014, our Compensation Committee determined that the individual performance scores indicated below were merited by the officer’s respective contributions to our key business achievements discussed above, as well as the performance of their day-to-day responsibilities. On an officer-by-officer basis, our Compensation Committee also considered the following:

Mr. Kriegsman’s individual performance goals relate primarily to overall corporate objectives, including building stockholder value as reflected in our market capitalization and our working capital, managing and directing the executive management team, and successfully developing our company’s operations and personnel for future success. Based on those criteria, and noting our positive final results of our Phase 2b clinical trial of aldoxorubicin for STS, and the initiation of our global Phase 3 STS clinical trial and our global SCLC clinical trial, the Compensation Committee gave a rating of 1.1 to Mr. Kriegsman.

Mr. Caloz’s individual performance goals relate primarily to achievement of key financial objectives, such as managing and raising working capital, controlling spending, managing accounting personnel and maintaining regulatory compliance. Based on those criteria, the Compensation Committee noted Mr. Caloz’s role in obtaining needed working capital, his efforts to control expenditures, the continued improvement of our accounting department, and our compliance with filing deadlines, and gave a rating of 1.1 to Mr. Caloz.

Dr. Levitt’s individual performance goals relate primarily to the achievement of key strategic and clinical objectives related to our clinical research programs, including ultimate oversight of the design and execution of our clinical programs, and analysis and implementation of new clinical opportunities improve stockholder value. Dr. Levitt was also instrumental in establishing our new drug discovery laboratory in Freiburg, Germany, to establish the next generation of CytRx drug candidates. Based on those criteria, the Compensation Committee noted Dr. Levitt’s efforts towards our achievement of our key clinical goals, including the initiation of multiple new clinical trials and the announcement of positive data from our Phase 2b clinical trial of STS aldoxorubicin for STS and, his development of strategic plans to build value, and gave a rating of 1.2 to Dr. Levitt.

Mr. Levin’s individual performance goals relate primarily to the management of the company’s legal risk, advice provided to the board of directors and management, and maintaining regulatory compliance. Based on those criteria, the Compensation Committee noted Mr. Levin’s timely and useful advice on key corporate matters, including the establishment of the Company’s drug discovery laboratory in Freiburg, Germany, and his efforts to reduce corporate risk, his work overseeing ongoing corporate litigation, and his work ensuring compliance with various regulations, and gave a rating of 1.8 to Mr. Levin.

Dr. Wieland’s individual performance goals relate primarily to the execution of the objectives related to our clinical development, including planning, initiation, budgeting and management of our clinical programs. Based on those criteria, the Compensation Committee noted Dr. Wieland’s role in our achievement of key clinical goals, including the initiation of multiple new clinical trials, and gave a rating of 1.1 to Dr. Wieland.

2014 Executive Compensation Components

For 2014, as in recent years, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual and special bonuses; and

•	equity incentive compensation.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, and reflects our executive officers’ overall sustained performance and contributions to our business.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the negotiated terms of each executive’s employment agreement, if any;

•	each executive’s individual performance;

•	an internal review of the executive’s compensation, both individually and relative to other named executive officers; and

•	to a lesser extent, base salaries paid by comparable companies.

Salary levels are typically considered annually as part of our company’s performance review process, as well as upon a change in job responsibility. Merit-based increases to salaries are based on our company’s available resources and the Compensation Committee’s assessment of the individual’s performance. This assessment is based upon written evaluations of such criteria as job knowledge, communication, problem solving, initiative, goal-setting, and expense management. In 2014, the Compensation Committee considered our successful achievement or substantial progress towards our corporate performance goals, and with consideration of the challenging financial environment, and our anticipation of significant clinical activities in 2015 and beyond, awarded modest increases in base salary for 2015 for some executives. Base salaries were also reviewed in light of the Equilar, Radford and salary.com survey data to validate that they were within acceptable ranges based on market salaries.

Annual and Special Bonuses

As we do not generate significant revenue and have not commercially released any products, the Compensation Committee bases its discretionary annual bonus awards on the achievement of corporate and individual goals, efforts related to extraordinary transactions, effective fund-raising efforts, effective management of personnel and capital resources, and bonuses paid by comparable companies, among other criteria. Mr. Kriegsman’s employment agreement entitles him to an annual cash bonus in an amount to be determined in our discretion, but not less than $150,000, and Dr. Levitt’s employment agreement provides that his bonus will not be less than $150,000. Any cash bonuses to our other named executive officers are entirely in our discretion.

During 2014, the Compensation Committee granted Mr. Kriegsman a retention bonus of $300,000 and an annual cash bonus of $150,000, and granted cash bonuses to the other named executive officers ranging from $100,000 to $300,000, principally based on their efforts in helping us advance the development of aldoxorubicin.

Equity Incentive Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers through the use of equity awards, the value of which depends on our stock performance. We have established equity incentive plans to provide all of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, equity awards are granted annually at the end of each year based primarily on corporate performance as a whole during the preceding year. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire or achievement of a significant business objective such as positive results or other progress of our clinical trials or successful capital-raising efforts.

No formula is used in setting equity award grants and the determination of whether to grant equity awards, or the size of such equity awards, to our executive officers; rather, it involves subjective assessments by our board of directors, Compensation Committee and, with respect to executive officers other than himself, our CEO. Generally, annual equity awards are driven by our retention of experienced employees, and we consider individual performance and contributions during the preceding year to the extent our Board of Directors and Compensation Committee believe such factors are relevant. As with base salary and cash bonuses, for 2014 our board of directors and Compensation Committee also considered data from three surveys in determining equity award grants to our executive officers.

In December 2014, the board granted to Mr. Kriegsman a nonqualified option to purchase 600,000 shares of our common stock at a price of $2.15 per share, which equaled the closing market price on the date of grant. The option vests monthly over three years, unless Mr. Kriegsman’s employment is terminated by us without “cause,” or by Mr. Kriegsman for “good reason,” in which case they vest immediately. In addition, in connection with the annual review of our other named executive officers, the Compensation Committee also granted an aggregate of 1,000,000 stock options to those named executive officers. All of the other stock options had an exercise price equal to $2.15, the closing market price on the date of grant, and also vest monthly over three years, provided that such executives remain in our employ through such monthly vesting periods.

Generally speaking, we have not taken into consideration any amounts realized by our named executive officers from prior stock option or stock awards in determining whether to grant new stock options or stock awards. No named executive officers have exercised options since 2003.

Retirement Plans, Perquisites and Other Personal Benefits

Our executive officers are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. These benefits include medical, dental, vision, and disability benefits and life insurance.

We have adopted a tax-qualified employee savings and retirement plan, our 401(k) Plan, for eligible U.S. employees, including our named executive officers. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our board of directors. We made matching contributions to the 401(k) Plan for 2014 of $100,000. Matching contributions immediately vest, as do all employee contributions. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, may invest the assets of the 401(k) Plan in any of a number of investment options.

We do not provide any of our executive officers with any other perquisites or personal benefits, other than benefits to Mr. Kriegsman provided for in his employment agreement. We are required by his employment agreement to carry a life insurance policy for Mr. Kriegsman in the amount of $1.4 million under which Mr. Kriegsman’s designee is the beneficiary. We purchased a policy with a face value of $2 million, on which we pay the premiums, and Mr. Kriegsman immediately reimbursed the company for the premium relating to the $0.6 million of additional coverage. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers, but no changes to these benefits were made during 2014, and we do not expect any such changes in the foreseeable future.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with each of our named executive officers. The main purpose of these agreements is to protect the company from business risks such as competition for the executives’ service, loss of confidentiality or trade secrets, and solicitation of our other employees, and to define our right to terminate the employment relationship. The employment agreements also protect the executive from termination without “cause” (as defined) and, in both Mr. Kriegsman and Dr. Levitt’s case, entitle them to resign for “good reason” (as defined). Each employment agreement was individually negotiated, so there are some minor variations in the terms among executive officers. Generally speaking, however, the employment agreements provide for termination and severance benefits that the Compensation Committee believes are consistent with industry practices for similarly situated executives. The Compensation Committee believes that the termination and severance benefits help the company retain the named executive officers by providing them with a competitive employment arrangement and protection against unknowns such as termination without “cause” that go along with the position.

In the event of termination without “cause,” the named executive officers will be entitled to a lump-sum payment equal to six months of base salary (12 months in the case of Dr. Levitt and 24 months in the case of Mr. Kriegsman, in each case including the amount of their respective minimum bonus). The named executive officers’ agreements also provide for our continuation of medical benefits during the severance period (including, for Mr. Kriegsman, payments for life insurance). If a named executive officer’s employment is terminated by us without “cause” (or by Mr. Kriegsman or Dr. Levitt for “good reason”) within two years following a change of control of CytRx, the named executive officers will be entitled to a lump-sum payment equal to 12 months of base salary (24 months in the case of Dr. Levitt and 36 months in the case of Mr. Kriegsman, in each case including the amount of their respective minimum bonus for those periods), and Dr. Levitt and Mr. Kriegsman also would be entitled under their employment agreement to receive a “gross-up” payment equal to the sum of any excise tax on termination benefits (including any accelerated vesting of his options under our Plans as described below) plus any penalties and interest. In addition, if a named executive officer’s employment is terminated by us without “cause” (or by Mr. Kriegsman or Dr. Levitt for “good reason,” or due to Mr. Kriegsman’s death or disability), his unvested stock options vest immediately.

Change of Control Arrangements

The company’s 2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan provide generally that, upon a change of control of CytRx, all unvested stock options and awards under the Plans held by plan participants, including the named executive officers, will become immediately vested and exercisable immediately prior to the effective date of the transaction. The Compensation Committee believes that such “single trigger” change of control policy is consistent with the objective of aligning the interests of the named executive officer’s and of the company’s stockholders by allowing the executives to participate equally with stockholders in the event of a change of control transaction.

The foregoing severance and change of control arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Executive Compensation – Employment Agreements and Potential Payment Upon Termination or Change in Control.”

Ownership Guidelines

The Compensation Committee has no requirement that named executive officers maintain a minimum ownership interest in our company.

Our long-term incentive compensation consists solely of periodic grants of stock options to our named executive officers. The stock option program:

•	links the creation of stockholder value with executive compensation;

•	provides increased equity ownership by executives;

•	functions as a retention tool, because of the vesting features included in all options granted by the Compensation Committee; and

•	helps us to maintain competitive levels of total compensation.

We normally grant stock options to new executive officers when they join our company based upon their position with us and their relevant prior experience. The options granted by the Compensation Committee generally vest monthly over the first three years of the ten-year option term. Vesting and exercise rights generally cease upon termination of employment (unless such termination is without "cause" or is "good reason"), except in the case of death (subject to a one-year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives and reward, or provide incentive for, the achievement of corporate goals and strong individual performance. Our board of directors has granted our CEO the discretion to grant up to 200,000 options to employees upon joining our company, and to make grants from an additional “discretionary pool” of up to 200,000 options during each annual employee review cycle. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, which may include the attainment of product development milestones (such as commencement and completion of clinical trials) and attaining other annual corporate goals and objectives.

On an annual basis, the Compensation Committee assesses the appropriate individual and corporate goals for our executives and provides additional option grants based upon the achievement by the new executives of both individual and corporate goals. We expect that we will continue to provide new employees with initial option grants in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, the Compensation Committee may consider awarding additional or alternative forms of equity incentives, such as grants of bonus stock, restricted stock and restricted stock units.

It is our policy to award stock options at an exercise price equal to The NASDAQ Capital Market’s closing price of our common stock on the date of the grant. In certain limited circumstances, the Compensation Committee may grant options to an executive at an exercise price in excess of the closing price of the common stock on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. For purposes of determining the exercise price of stock options, the grant date is deemed to be the first day of employment for newly hired employees, or the date on which the Compensation Committee or the CEO, as applicable, approves the stock option grant to existing employees.

We have no program, practice or plan to grant stock options to our executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock options or other compensation to our executive officers, and we have no plan to do so. We have no policy regarding the adjustment or recovery of stock option awards in connection with the restatement of our financial statements, as our stock option awards have not been tied to the achievement of specific financial goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based compensation in accordance with the requirements of ASC 718, Compensation – Stock Compensation. This accounting treatment has not significantly affected our compensation decisions. The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of the company’s compensation policy.

These policies remained in place throughout 2014, and we expect to continue to follow them for the foreseeable future.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks,” as defined by the SEC, with respect to any member of the Compensation Committee. Joseph Rubinfeld, Ph.D., and Richard L. Wennekamp served as members of the Compensation Committee for all of 2014. Max Link, Ph.D. and Marvin R. Selter served as members of the Compensation Committee in 2014 until their respective passing, and Louis Ignarro, Ph.D. was appointed to the Compensation Committee upon the passing of Marvin R. Selter.

Summary Compensation Table

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2014, 2013 and 2012 by Steven A. Kriegsman and John Y. Caloz, who are the only individuals who served as our principal executive and financial officers during the year ended December 31, 2014, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($) (2)(4)	All Other Compensation ($)(3)	Total ($)
Steven A. Kriegsman
Chairman and Chief Executive Officer	2014	825,000	450,000	903,000	13,700	2,191,700
	2013	700,000	330,000	1,714,150	13,700	2,757,850
	2012	700,000	150,000	655,000	13,700	1,518,700
John Y. Caloz
Chief Financial Officer and Treasurer	2014	350,000	100,000	301,000	—	751,000
	2013	350,000	100,000	256,800	—	703,800
	2012	340,000	75,000	131,000	—	546,000
Daniel Levitt, M.D., Ph.D.
Executive Vice President and Chief Medical Officer	2014	525,000	300,000	602,000	—	1,427,000
	2013	525,000	300,000	1,483,000	—	2,308,000
	2012	450,000	150,000	186,900	—	786,900
Benjamin S. Levin
General Counsel, Senior Vice President and Secretary	2014	350,000	100,000	301,000	—	751,000
	2013	350,000	150,000	513,600	—	1,013,600
	2012	340,000	75,000	131,000	—	546,000
Scott Wieland, Ph.D.
Senior Vice President – Drug Development	2014	350,000	300,000	301,000	—	951,000
	2013	350,000	100,000	256,800	—	706,800
	2012	330,000	75,000	131,000	—	536,000
____________

(1)
Bonuses to the named executive officers reported above were paid in December of the applicable year, except that Mr. Kriegsman received a retention bonus of $300,000 in connection with the extension of his employment agreement in March 2014.

(2)
The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with ASC 718, “Share Based-Payment.” The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model, based on the assumptions described in Note 13 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	This amount represents life insurance premiums.

(4)
In the case of Dr. Levitt, for 2013, this amount includes the aggregate grant date fair value of a restricted stock award granted during the fiscal 2013, as well as the aggregate grant date fair value of an equity-based award granted during the fiscal year. The restricted stock awarded in 2013 was issued in January 2014. For 2012, the amount represents the aggregate grant date fair value of a restricted stock award granted and issued during the fiscal year.

2014 Grants of Plan-Based Awards

In 2014, we granted stock options to our named executive officers under our 2008 Stock Incentive Plan as follows:

2014 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards (# of CytRx Shares)		Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven A. Kriegsman	12/15/2014	600,000	(1)	$2.15	$903,000
Chairman and Chief Executive Officer

John Y. Caloz	12/15/2014	200,000	(1)	$2.15	$301,000
Chief Financial Officer and Treasurer

Daniel Levitt, M.D., Ph.D.	12/15/2014	400,000	(1)	$2.15	$602,000
Executive Vice President and Chief Medical Officer

Benjamin S. Levin	12/15/2014	200,000	(1)	$2.15	$301,000
General Counsel, Senior Vice President and Secretary

Scott Wieland, Ph.D.	12/15/2014	200,000	(1)	$2.15	$301,000
Senior Vice President – Drug Development
____________

(1)
Options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates. If employment is terminated by us without “cause” (or, in the cases of Mr. Kriegsman and Dr. Levitt, for “good reason”), unvested options will immediately vest in full.

2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan

The purpose of our 2000 Long-Term Incentive Plan, or 2000 Plan, and our 2008 Stock Incentive Plan, or 2008 Plan, is to promote our success and enhance our value by linking the personal interests of our employees, officers, consultants and directors to those of our stockholders. The 2000 Plan was originally adopted by our board of directors on August 24, 2000 and by our stockholders on June 7, 2001, with certain amendments to the Plan having been subsequently approved by our Board of Directors and stockholders. On May 51, 2009, our board of directors approved an amendment to the 2000 Plan to allow for a one-time stock option re-pricing program for our employees. The 2008 Plan was adopted by our board of directors on November 21, 2008 and by our stockholders on July 1, 2009.

2000 Plan Description

Set forth below is a summary of the 2000 Plan.  See the discussion of Proposal 2 in this Proxy Statement for a summary of the 2008 Plan.

The 2000 Plan is administered by the Compensation Committee of our board of directors. The Compensation Committee has the power, authority and discretion to:

•	designate participants;

•	determine the types of awards to grant to each participant and the number, terms and conditions of any award; and

•
establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and make all other decisions and determinations that may be required under, or as the Compensation Committee deems necessary or advisable to administer, the Plan.

Awards under the 2000 Plan

The 2000 Plan expired on August 6, 2010, and thus no shares are available for future grant under the 2000 Plan.

Amendment

The Compensation Committee may amend any outstanding award under the 2000 Plan without the approval of the participants affected, except that no such amendment may diminish or impair the value of an award.

Holdings of Previously Awarded Equity

Equity awards held as of December 31, 2014 by each of our named executive officers were issued under our 2000 Plan and 2008 Plan. The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2014:

2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Note	Unexercisable	Option Exercise Price (2) ($)	Option Expiration Date
Steven A. Kriegsman	—	(1)	600,000	2.15	12/14/24
Chairman and Chief Executive Officer	308,333	(1)	616,667	2.39	12/09/23
	43,260	(1)	30,916	2.46	3/07/23
	333,333	(1)	166,667	1.83	12/10/22
	142,857		—	2.17	12/11/21
	107,143		—	7.07	12/14/20
	107,143		—	7.35	12/10/19
	42,857		—	2.59	11/21/18
	64,286		—	8.05	4/07/18
	50,000		—	8.05	4/18/17
	28,571		—	8.05	6/16/16
	42,857		—	5.53	5/17/15

John Y. Caloz	—	(1)	200,000	2.15	12/14/24
Chief Financial Officer and Treasurer	50,000	(1)	100,000	2.39	12/09/23
	66,667	(1)	33,333	1.83	12/10/22
	28,571		—	2.17	12/11/21
	7,143		—	7.07	12/14/20
	17,857		—	7.35	12/10/19
	7,143		—	2.10	01/02/19
	7,143		—	2.59	11/21/18
	3,571		—	8.05	04/07/18
	3,571		—	8.05	12/06/17
	10,714		—	8.05	10/26/17

Daniel Levitt, M.D., Ph.D.	—	(1)	400,000	2.15	12/14/24
Executive Vice President and Chief Medical Officer	44,521	(3)	—	n/a	n/a
	166,667	(1)	333,333	2.39	12/09/23
	46,751	(3)	—	n/a	n/a
	71,429		—	2.17	12/11/21
	35,714		—	7.07	12/14/20
	71,429		—	7.42	10/11/19

Benjamin S. Levin	—	(1)	200,000	2.15	12/14/24
General Counsel, Senior Vice President and Secretary	100,000	(1)	200,000	2.39	12/09/23
	66,667	(1)	33,333	1.83	12/10/22
	35,714		—	2.17	12/11/21
	14,286		—	7.07	12/14/20
	14,286		—	7.35	12/10/19
	14,286		—	2.59	11/21/18
	14,286		—	8.05	4/07/18
	14,286		—	8.05	4/18/17
	12,857		—	8.05	6/16/16
	21,429		—	5.53	5/17/15

Scott Wieland, Ph.D.	—	(1)	200,000	2.15	12/14/24
Senior Vice President – Drug Development	50,000	(1)	100,000	2.39	12/09/23
	66,667	(1)	33,333	1.83	12/10/22
	28,571		—	2.17	12/11/21
	14,286		—	7.07	12/14/20
	14,286		—	7.35	12/10/19
	4,286		—	3.99	7/01/18
	7,143		—	2.59	11/21/18
	14,286		—	8.05	4/18/17
	3,571		—	8.05	12/06/17
____________

(1)
These options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates. If employment is terminated by us without “cause” (or, in the case of Mr. Kriegsman and Dr. Levitt, for “good reason”), unvested options will immediately vest in full.

(2)	The reported options with prices of $8.05 were re-priced to that exercise price on July 1, 2009.

(3)
Represents restricted stock fully-vested at December 31, 2014. On December 31, 2012, Dr. Levitt was granted 100,000 of restricted stock, and an additional 100,000 shares of restricted stock were awarded in December 2013 and issued in January 2014. We reacquired 108,728 shares in order to satisfy income tax withholding obligations, as permitted under our agreement with Dr. Levitt.

Employment Agreements and Potential Payment upon Termination or Change in Control

Employment Agreement with Steven A. Kriegsman

Mr. Kriegsman is employed as our Chairman and Chief Executive Officer pursuant to a fourth amended and restated employment agreement dated as of May 50, 2012, which was amended to extend the expiration date to December 31, 2018. The employment agreement will automatically renew following the expiration date for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it.

Under his employment agreement as amended, Mr. Kriegsman is entitled to receive an annual base salary of $850,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) it in its sole discretion. In addition to his annual salary, Mr. Kriegsman is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. Pursuant to his employment agreement with us, we have agreed that he shall serve on a full-time basis as our Chief Executive Officer and President and that he may continue to serve as Chairman of the Kriegsman Group only so long as necessary to complete certain current assignments.

Mr. Kriegsman is eligible to receive grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.

Under Mr. Kriegsman’s employment agreement, we have agreed that, if he is made a party, or threatened to be made a party, to a suit or proceeding by reason of his service to us, we will indemnify and hold him harmless from all costs and expenses to the fullest extent permitted or authorized by our certificate of incorporation or Restated Bylaws, or any resolution of our board of directors, to the extent not inconsistent with Delaware law. We also have agreed to advance to Mr. Kriegsman such costs and expenses upon his request if he undertakes to repay such advances if it ultimately is determined that he is not entitled to indemnification with respect to the same. These employment agreement provisions are not exclusive of any other rights to indemnification to which Mr. Kriegsman may be entitled and are in addition to any rights he may have under any policy of insurance maintained by us.

In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined), or if Mr. Kriegsman terminates his employment with “good reason” (as defined), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by any compensation received from any subsequent reemployment by another employer.

Under Mr. Kriegsman’s employment agreement, he and his affiliated company, The Kriegsman Group, are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan ad opted by our board of directors. Mr. Kriegsman’s employment agreement also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.

Potential Payment in Connection with Change in Control for Steven A. Kriegsman

Mr. Kriegsman’s employment agreement contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Plan or our 2008 Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in his employment agreement), then, in addition to the severance benefits described above, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

Employment Agreement with Daniel Levitt, M.D., Ph.D.

Dr. Levitt is employed as our Executive Vice President and Chief Medical Officer pursuant to an employment agreement dated as of January 1, 2015 that is to expire on December 31, 2015. Dr. Levitt is entitled under his employment agreement to receive an annual base salary of $625,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion, but not to be less than $150,000. In the event we terminate Dr. Levitt’s employment without cause or Dr. Levitt resigns with good reason (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to one year’s salary under his employment agreement.

Employment Agreement with John Y. Caloz

Mr. Caloz is employed as our Chief Financial Officer and Treasurer pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Mr. Caloz is paid an annual base salary of $375,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Mr. Caloz’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ salary under his employment agreement.

Employment Agreement with Scott Wieland, Ph.D.

Dr. Wieland is employed as our Senior Vice President — Drug Development pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Dr. Wieland is paid an annual base salary of $400,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Dr. Wieland’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Employment Agreement with Benjamin S. Levin

Mr. Levin is employed as our Senior Vice President — Legal Affairs, General Counsel and Secretary pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Mr. Levin is paid an annual base salary of $365,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Mr. Levin’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Quantification of Termination Payments and Benefits

The table below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment without “cause” or his resignation for “good reason,” termination following a change in control and termination upon the executive’s death of permanent disability. The named executive officers are not entitled to any payments other than accrued compensation and benefits in the event of their voluntary resignation. The amounts shown in the table below assume that such termination was effective as of December 31, 2014, and thus includes amounts earned through such time, and are estimates only of the amounts that would be payable to the executives. The actual amounts to be paid would be determined upon the occurrence of the events indicated.

Termination Payments and Benefits

			Termination w/o Cause or, for Steven A. Kriegsman and Dr. Daniel Levitt, for Good Reason
Name	Benefit	Note	Before Change in Control ($)	After Change in Control ($)	Death ($)	Disability ($)	Change in Control ($)
Steven A. Kriegsman	Severance Payment	(4)	1,700,000	2,550,000	1,700,000	1,700,000	—
Chairman and Chief Executive Officer	Stock Options	(1)	730,000	730,000	730,000	730,000	730,000
	Health Insurance	(2)	64,700	97,000	64,700	64,700	—
	Life Insurance	(2)	27,400	41,100	—	27,400	—
	Bonus		300,000	450,000	300,000	300,000	—
	Tax Gross Up	(3)	—	—	—	—	—

John Y. Caloz	Severance Payment	(4)	187,500	375,000	—	—	—
Chief Financial Officer	Stock Options	(1)	—	183,000	—	—	183,000

Daniel Levitt, M.D., Ph.D.	Severance Payment	(4)	625,000	1,250,000	—	—	—
Executive Vice President and Chief Medical Officer	Stock Options	(1)	—	353,000	—	—	353,000
	Health Insurance		3,500	7,100	—	—	—

Benjamin S. Levin	Severance Payment	(4)	182,500	365,000	—	—	—
General Counsel,	Stock Options	(1)	—	218,000	—	—	218,000
Senior Vice President and Secretary

Scott Wieland, Ph.D.	Severance Payment	(4)	200,000	400,000	—	—	—
Senior Vice President –	Stock Options	(1)	—	183,000	—	—	183,000
Drug Development
____________
(1)
Represents the aggregate value of stock options that vest and become exercisable immediately upon each of the triggering events listed as if such events took place on December 31, 2014, determined by the aggregate difference between the stock price as of December 31, 2014 and the exercise prices of the underlying options.

(2)	Represents the cost as of December 31, 2014 for benefits provided to Mr. Kriegsman for a period of two years, or in the event of a change in control, a period of three years.

(3)
Each of Mr. Kriegsman’s and Dr. Levitt’s employment agreements provides that if a change in control (as defined in our 2000 Plan or our 2008 Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s or Dr. Levitt’s employment, respectively, is terminated by us without “cause” or by him for “good reason” (each as defined in their respective employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman or Dr. Levitt, respectively, resulting from the termination of their respective employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we will pay Mr. Kriegsman or Dr. Levitt, respectively, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax. Based on each of Mr. Kriegsman’s and Dr. Levitt’s past compensation and the estimated payment that would result from a termination of employment following a change in control, we have estimated that a gross-up payment would not be required. “Good reason” as defined in each of Mr. Kriegsman’s and Dr. Levitt’s employment agreement includes any change in Mr. Kriegsman’s or Dr. Levitt’s duties or title, as applicable, that are inconsistent with their respective positions.

(4)	Severance payments are prescribed by our employment agreements with the named executive officers and represent a factor of their annual base compensation ranging from six months to three years.

Compensation of Directors

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. Directors who also are employees of our company currently receive no compensation for their service as directors or as members of board committees. In setting director compensation, we consider the significant amount of time that directors dedicate to the fulfillment of their director responsibilities, as well as the competency and skills required of members of our board. The directors’ current compensation schedule has been in place since December 2013. The directors’ annual compensation year begins with the annual election of directors at the annual meeting of stockholders. The annual retainer year period has been in place for directors since 2003. Periodically, our board of directors reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant.

Our non-employee directors receive a quarterly retainer of $6,000 (plus an additional $5,000 for the Chairmen of the Audit Committee and Compensation Committee, and $1,500 for the Chairman of the Nomination and Governance Committee), a fee of $3,000 for each board meeting attended ($750 for board actions taken by unanimous written consent), $2,000 for each meeting of the Audit Committee and Compensation Committee attended, and $1,000 for each meeting of the Nomination and Governance Committee meeting attended. Non-employee directors who serve as the chairman of a board committee receive an additional $2,000 for each meeting of the Nomination and Governance Committee attended and an additional $2,500 for each meeting of the Audit Committee or the Compensation Committee attended. In December 2014, we also granted ten-year stock options to purchase 180,000 shares of our common stock to each non-employee director at an exercise price equal to the market value of our common stock on the date of grant. The options vested, in full, upon grant.

The following table sets forth the compensation paid to our directors other than our President and Chief Executive Officer for 2014:

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
Max Link, Ph.D., Director	94,500	—	94,500
Marvin R. Selter, Director	91,000	—	91,000
Louis Ignarro, Ph.D., Director	60,750	324,540	385,290
Joseph Rubinfeld, Ph.D., Director	106,750	324,540	431,290
Richard L. Wennekamp, Director	93,250	324,540	417,790
____________

(1)
Steven A. Kriegsman does not receive additional compensation for his role as Chairman of the board or as a director. For information relating to Mr. Kriegsman’s compensation as President and Chief Executive Officer, see the Summary Compensation Table above.

(2)	The amounts in this column represent cash payments made to non-employee directors for annual retainer fees, committee and/or chairmanship fees and meeting fees during the year.

(3)
In December 2014, we granted stock options to purchase 180,000 shares of our common stock to each non-employee director at an exercise price equal to the current market value of our common stock on the date of grant, which had an aggregate grant date fair value of $324,540 calculated in accordance with FASB ASC Topic 718. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2008 Long-Term Incentive Plan, which is described in Note 13 of the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

Joseph Rubinfeld, Ph.D. Consulting Agreement

On December 10, 2012, we entered into an amendment to our written consulting agreement with Dr. Rubinfeld, Ph.D. to provide for the one-time grant to Dr. Rubinfeld under our 2008 Plan of an option to purchase 30,000 shares of our common stock at an exercise price of $1.83 per share, which was equal to the market price of our common stock on the grant date. The option has a term of ten years and is fully vested. The fair grant date value of this option grant was $47,400.

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, a copy of which is available on our website at www.cytrx.com. We will furnish, without charge, a copy of our Code of Ethics upon request. Such requests should be directed to Attention: Corporate Secretary, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California, or by telephone at 310-826-5648.

Board Leadership Structure

Our board of directors is currently led by the company’s Chairman and CEO.  On October 15, 2014, the board appointed Steven A. Kriegsman, the company’s President and CEO, as Chairman of the board to replace Max Link, Ph.D., who passed away earlier that month.  The Chairman of the board presides at all meetings of our board of directors (but not at its executive sessions) and exercises and performs such other powers and duties as may be assigned to him from time to time by the board or prescribed by the company’s Restated Bylaws.

Our board of directors has no established policy on whether it should be led by a Chairman who is also the CEO, but periodically considers whether combining, or separating, the role of Chairman and CEO is appropriate.  At this time, our board is committed to the combined role given the circumstances of the company, including Mr. Kriegsman’s knowledge of the pharmaceutical industry and our company’s strategy.  Our board believes that having a Chairman who also serves as the CEO allows timely communication with our board on company strategy and critical business issues, facilitates bringing key strategic and business issues and risks to the board’s attention, avoids ambiguity in leadership within the company, provides a unified leadership voice externally and clarifies accountability for company business decisions and initiatives.  The board will continue to assess whether this leadership structure is appropriate and will adjust it as it deems necessary.

Given the newly combined role of Chairman and CEO, our board determined that it would be in the best interest of the company and our stockholders to appoint an independent lead director.  The combined role is both counterbalanced and enhanced by the effective oversight and independence of our board, the independent leadership provided by a lead director and independent committee chairs.  On April 30, 2015, the board appointed Dr. Rubinfeld to serve as independent lead director.  The duties of the independent lead director are as follows:

•	Preside at all meetings of the board at which the Chairman is not present, including executive sessions of independent directors;

•	Serve as liaison between the independent directors and the Chairman and CEO and the full board in discussing issues from the executive sessions;

•	Consult with the Chairman regarding meeting agendas for the board;

•	Organize performance evaluations of the CEO;

•	Consult with the Chairman as to the quality, quantity, appropriateness and timeliness of information sent to the board;

•	Advise the Chairman as to the frequency of board meetings and meeting schedules, to assure there is sufficient time for discussion of all agenda items.;

•	Be available for consultation upon the reasonable request of major stockholders; and

•	Perform such other duties as the board may from time to time delegate to assist the board in the fulfillment of its responsibilities.

Board of Directors’ Role in Risk Oversight

In connection with its oversight responsibilities, our board of directors, including the Audit Committee, periodically assesses the significant risks that we face. These risks include, but are not limited to, financial, technological, competitive, and operational risks. Our board of directors administers its risk oversight responsibilities through our Chief Executive Officer and Chief Financial Officer, who review and assess the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

PROPOSAL 2

APPROVAL OF FIFTH AMENDMENT TO

THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN

On November 21, 2008, our board of directors adopted the CytRx Corporation 2008 Stock Incentive Plan, which we refer to as the “2008 Plan.”  The adoption of the 2008 Plan was approved by our stockholders at the 2009 annual meeting of stockholders held on July 1, 2009.  In 2012, our board of directors and our stockholders approved amendments to the 2008 Plan to fix he aggregate number of shares subject to the 2008 Plan and the Section 162(m) limitation at 5,000,000 shares and 500,000 shares, respectively, after giving effect to a 1-for-7 reverse stock split of our outstanding common stock effected in 2012.  In 2013, our board of directors and our stockholders approved amendments to the 2008 Plan to fix the aggregate number of shares subject to the 2008 Plan and the Section 162(m) limitation at 10,000,000 shares and 1,000,000 shares, respectively.

On April 30, 2015, our board of directors adopted, subject to approval by our stockholders, a fifth amendment to the 2008 Plan to increase the aggregate number of shares of our common stock subject to the 2008 Plan shares by 10,000,000 shares, to 20,000,000 shares total.  We are asking for your approval of the amendment.

A copy of the fifth amendment is included as Annex A to this Proxy Statement.  The fifth amendment makes no other changes to the 2008 Plan.

As of May 5, 2015, there were approximately 9.7 million shares previously issued or subject to outstanding awards under the 2008 Plan and approximately 0.3 million shares were available for future issuance under the 2008 Plan.

The fifth amendment to the 2008 Plan increases the aggregate number of shares of our common stock set aside and reserved for issuance under the 2008 Plan to 20,000,000 shares, including shares previously issued or subject to the outstanding awards under the 2008 Plan.  If our stockholders approve Proposal 2, we may make awards of up to 10.3 million additional shares under the 2008 Plan as described below in this section under “2008 Plan Description.”

Our board of directors believes that the grant of options and other stock awards is an important incentive for the company’s employees, officers and directors.  Our board anticipates, therefore, that our needs under the 2008 Plan over the next several years will exceed the number of shares of common stock that would be available if Proposal 2 is not adopted.

Plan Benefits

No employee, director or consultant has been selected to receive an award under the amendment subject to this Proposal 2 and no term or condition of any such award has been determined.

2008 Plan Description

Following is a summary of the 2008 Plan.

Purpose

Our board of directors adopted the 2008 Plan to provide a means by which employees, directors and consultants of CytRx and our affiliates may be given an opportunity to benefit from increases in value of our common stock, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our own interests by offering them opportunities to acquire common stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses. All of our approximately 30 current employees, directors and consultants are eligible to participate in the 2008 Plan.

Administration

Unless it delegates administration to a committee as described below, our board will administer the 2008 Plan. Subject to the provisions of the 2008 Plan, the board has the power to construe and interpret the 2008 Plan and to determine the persons to whom and the dates on which awards will be granted, what types or combinations of types of awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price or purchase price of each award, the types of consideration permitted to exercise or purchase each award and other terms of the awards.  Moreover, notwithstanding anything to the contrary in the 2008 Plan, the board has no authority to: (i) reprice any outstanding Stock Awards under the 2008 Plan, (ii) cancel and re-grant any outstanding Stock Awards under the 2008 Plan; or (iii) effect any other action that is treated as a re-pricing for financial accounting purposes.  The prohibition against “re-pricing” of outstanding Stock Awards was intended to conform to applicable Nasdaq Listing Rules which prohibit downward adjustments in the price or exercise price of Stock Awards. The proposed sixth amendment to the 2008 Plan described in Proposal 3 below would clarify that this prohibition applies only to re-pricings that would reduce the price or exercise price of Stock Awards under the 2008 Plan.

The board has the power to delegate administration of the 2008 Plan to a committee composed of one or more directors.  In the discretion of the board, a committee may consist solely of two or more “Outside Directors” or two or more “Non-Employee Directors” (as such terms are defined in the 2008 Plan).  Within the scope of such authority, the board or the committee may (1) delegate to a committee of one or more directors who are not Outside Directors the authority to grant awards to eligible persons who are either (a) not then “Covered Employees” (as such term is defined in the 2008 Plan) and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom CytRx wishes to comply with Section 162(m) of the Code or (2) delegate to a committee of one or more directors who are not Non-Employee Directors the authority to grant awards to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934.

Our board has delegated administration of the 2008 Plan to the Compensation Committee of the board.  As used in this section with respect to the 2008 Plan, references to the “board” include the Compensation Committee or any other committee to which the board has delegated administration of the 2008 Plan.

Stock Subject to the 2008 Plan

Subject to the provisions of subsection 11(a) of the 2008 Plan relating to adjustments upon changes in common stock, an aggregate of 10,000,000 shares of common stock currently are set aside and reserved for issuance pursuant to outstanding awards under the 2008 Plan or future awards under the 2008 Plan.  If the fifth amendment to the 2008 Plan described in Proposal 2 is approved at the Annual Meeting, the aggregate number of shares of common stock set aside and reserved for issuance under the 2008 Plan will be fixed at 20,000,000 shares.

If awards granted under the 2008 Plan expire or otherwise terminate without being exercised in full, the shares of common stock not acquired pursuant to such awards will again become available for issuance under the 2008 Plan.  If shares of common stock issued pursuant to awards under the 2008 Plan are forfeited to or repurchased by us, the forfeited or repurchased stock will again become available for issuance under the 2008 Plan.

If shares of common stock subject to an award are not delivered to a participant because such shares are withheld for payment of taxes incurred in connection with the exercise of an option, or the issuance of shares under a stock bonus award or restricted stock award, or the award is exercised through a reduction of shares subject to the award (“net exercised”), then the number of shares that are not delivered will not again be available for issuance under the 2008 Plan.  In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the 2008 Plan.

Eligibility

Incentive stock options may be granted under the 2008 Plan only to employees of CytRx and its affiliates. Employees, directors and consultants of both CytRx and its affiliates are eligible to receive all other types of awards under the 2008 Plan.

No incentive stock option may be granted under the 2008 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of CytRx or any affiliate of CytRx, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by any optionholder during any calendar year (under the 2008 Plan and any other such plans of CytRx and its affiliates) may not exceed $100,000.

Subject to the provisions of Section 11 of the 2008 Plan relating to adjustments upon changes in the shares of common stock, no employee may be granted options under the 2008 Plan exercisable for more than 1,000,000 shares of common stock during any twelve-month period, which we refer to as the “Section 162(m) limitation.”

A consultant is not eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act of 1933 is not available to register either the offer or the sale of our securities to such consultant because of the nature of the services that the consultant is providing to us, or because the consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless we determine both (i) that such grant (A) shall be registered in another manner under the Securities Act or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

Terms of Options

Options may be granted under the 2008 Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2008 Plan.  Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment

The exercise price of incentive stock options may not be less than the fair market value of the common stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than the fair market value of the common stock subject to the option on the date of grant.

The exercise price of options granted under the 2008 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the board, (i) by delivery of other CytRx common stock, (ii) pursuant to a deferred payment arrangement, (iii) pursuant to a net exercise arrangement, (iv) pursuant to a cashless exercise as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve board, or (v) in any other form of legal consideration acceptable to the board.

Vesting

Options granted under the 2008 Plan may become exercisable in cumulative increments, or “vest,” as determined by the board. Our board has the power to accelerate the time as of which an option may vest or be exercised.

Tax Withholding

To the extent provided by the terms of an option agreement, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing CytRx to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned CytRx common stock or by a combination of these means.

Term

The maximum term of options under the 2008 Plan is ten years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options awarded under the 2008 Plan generally will terminate three months after termination of the participant’s service unless: (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any period of time ending on the earlier of 12 months following such termination, or the expiration of the term of the option as set forth in the option agreement; (ii) the participant dies before the participant's service has terminated or within the period (if any) specified in the stock option agreement after termination of such service for a reason other than death, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death), by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution, within the period ending on the earlier of the date 18 months following the participant’s death or the expiration of the term of the option as set forth in the option agreement; or (iii) the option, by its terms, specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer

The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. Otherwise, the same restrictions on transfer applicable to incentive stock options apply to nonstatutory stock options.

Terms of Stock Bonus Awards and Restricted Stock Awards

Stock bonus awards may be granted under the 2008 Plan pursuant to stock bonus agreements. Restricted stock awards may be granted under the 2008 Plan pursuant to restricted stock purchase agreements.

Payment

Our board determines the purchase price under a restricted stock purchase agreement, but the purchase price may not be less than the par value, if any, of the common stock on the date such award is made or at the time the purchase is consummated. Our board may award stock bonuses in consideration of past services without a purchase payment.

The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 2008 Plan must be paid either in cash at the time of purchase or, at the discretion of the board, (i) pursuant to a deferred payment arrangement or (ii) in any other form of legal consideration acceptable to the board; provided, however, that payment of the par value of the restricted stock may not be made by deferred payment.

Vesting

Shares of stock awarded under the stock bonus agreement may, but need not, be subject to a repurchase option in favor of CytRx in accordance with a vesting schedule as determined by the board.  Unless the stock bonus agreement provides otherwise, all shares subject to the agreement will become fully vested upon the occurrence of a “Corporate Transaction” (as such term is defined in the 2008 Plan) pursuant to subsection 11(c) of the 2008 Plan.  Shares of stock acquired under the restricted stock purchase agreement may, but need not, be subject to forfeiture to CytRx or be subject to other restrictions that will lapse in accordance with a vesting schedule to be determined by the board.  Unless the stock purchase agreement otherwise provides, all restricted shares subject to the agreement will become fully vested upon the occurrence of a Corporate Transaction pursuant to subsection 11(c) of the 2008 Plan.

The board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 2008 Plan.

Termination of Service

Upon termination of a participant’s service, CytRx may reacquire any shares of stock that have not vested as of such termination under the terms of the stock bonus agreement.  CytRx will not exercise its repurchase option until at least six months (or such longer or shorter period of time required to avoid a change to earnings for financial accounting purposes) have elapsed following receipt of the stock bonus unless otherwise specifically provided in the stock bonus agreement.

Upon termination of a participant’s service, any or all of the shares of common stock held by the participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement will be forfeited to CytRx in accordance with the restricted stock purchase agreement.

Restrictions on Transfer

Rights under a stock bonus agreement or restricted stock purchase agreement may not be transferred, except where such transfer is expressly authorized by the terms of the applicable stock bonus agreement or restricted stock purchase agreement.

Adjustment Provisions

At present under the 2008 Plan, if any change is made to the outstanding shares of common stock without CytRx’s receipt of consideration (whether through merger, consolidation, reorganization, stock dividend or stock split, or other specified change in the capital structure of the company), appropriate adjustments will be made in the class and maximum number of shares of common stock subject to the 2008 Plan and outstanding awards. In any such event, the 2008 Plan will be appropriately adjusted in the class and maximum number of shares of common stock subject to the 2008 Plan and the Section 162(m) limitation, and outstanding awards will be adjusted in the class, number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of (i) a sale, lease or other disposition of all or substantially all of CytRx’s capital stock or assets, (ii) a merger or consolidation of CytRx in which CytRx is not the surviving corporation or (iii) a reverse merger in which CytRx is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, any surviving or acquiring corporation may assume awards outstanding under the 2008 Plan or may substitute similar awards. Unless the stock award agreement otherwise provides, in the event any surviving or acquiring corporation does not assume such awards or substitute similar awards, then the awards will terminate if not exercised at or prior to such event.

The 2008 Plan provides that, in the event of a dissolution or liquidation of CytRx, all outstanding awards under the 2008 Plan will terminate prior to such event and shares of bonus stock and restricted stock subject to CytRx’s repurchase option or to forfeiture may be repurchased by CytRx or forfeited, notwithstanding whether the holder of such stock is still providing services to CytRx.

Duration, Amendment and Termination

The board may suspend or terminate the 2008 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2008 Plan will terminate on November 20, 2018.

The board may amend the 2008 Plan at any time, and from time to time.  However, except as provided in Section 11 of the 2008 Plan relating to adjustments upon changes in common stock, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 under the Securities Exchange Act of 1934 or any securities exchange listing requirements.

Our board may submit any other amendment to the 2008 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to the participant and us with respect to participation in the 2008 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options

There will be no federal income tax consequences to either us or the participant upon the grant of an incentive stock option.  Upon exercise of the option, the excess of the fair market value of the stock over the exercise price (the “spread”) will be added to the alternative minimum tax base of the participant unless a disqualifying disposition is made in the year of exercise.  A disqualifying disposition is the sale of the stock prior to the expiration of two years from the date of grant and one year from the date of exercise.  If the shares of common stock are disposed of in a disqualifying disposition, the participant will realize taxable ordinary income in an amount equal to the spread at the time of exercise, and we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a federal income tax deduction equal to such amount. If the participant sells the shares of common stock after the specified periods, the gain or loss on the sale of the shares will be long-term capital gain or loss and we will not be entitled to a federal income tax deduction.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses

Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 2008 Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or us by reason of the grant. Upon acquisition of the stock, the participant will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to “a substantial risk of forfeiture” (as defined in Section 83 of the Code), the taxable event will be delayed until the forfeiture provision lapses unless the participant elects to be taxed on receipt of the stock by making a Section 83(b) election within 30 days of receipt of the stock. If such election is not made, the participant generally will recognize income as and when the forfeiture provision lapses, and the income recognized will be based on the fair market value of the stock on such future date. On that date, the participant’s holding period for purposes of determining the long-term or short-term nature of any capital gain or loss recognized on a subsequent disposition of the stock will begin. If a participant makes a Section 83(b) election, the participant will recognize ordinary income equal to the difference between the stock’s fair market value and the purchase price, if any, as of the date of receipt and the holding period for purposes of characterizing as long-term or short-term any subsequent  gain or loss will begin at the date of receipt.

With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income with respect to the stock. Such gain or loss will be long-term or short-term depending on whether the stock has been held for more than one year.

Stock Bonus Awards

Upon receipt of a stock bonus award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares.  We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a stock bonus award are unvested and subject to reacquisition or repurchase by CytRx in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when CytRx’s reacquisition or repurchase right lapses, an amount equal to the excess of the fair market value of the shares on the date the reacquisition or repurchase right lapses over the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of the fair market value of the shares on the date of issuance, over the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition or repurchase right lapses.

Upon disposition of the stock acquired upon the receipt of a stock bonus award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Potential Limitation on Company Deductions

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to a Covered Employee in a taxable year to the extent that compensation to such Covered Employee exceeds $1 million.  It is possible that compensation attributable to awards, when combined with all other types of compensation received by a Covered Employee from CytRx, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a committee solely comprising Outside Directors and, among other things, the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant.  The 2008 Plan is designed to comply with this exception from the deduction limitation under Section 162(m).

Awards to purchase restricted stock and stock bonus awards under the 2008 Plan will not qualify as performance-based compensation under the Treasury Regulations issued under Section 162(m).

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on Proposal 2 at the Annual Meeting is required for approval of the proposal.

Recommendation of the board of directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FIFTH AMENDMENT TO THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN DESCRIBED IN PROPOSAL 2.

PROPOSAL 3

APPROVAL OF SIXTH AMENDMENT TO

THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN

On April 30, 2015, our board of directors adopted a sixth amendment to the 2008 Plan to clarify the prohibition against “re-pricings” of outstanding Stock Awards under the 2008 Plan.  The purpose of the amendment is to clarify that the prohibition applies only to re-pricings that would reduce the price or exercise price of outstanding Stock Awards as contemplated by applicable Nasdaq Listing Rules.

A copy of the sixth amendment is included as Annex B to this Proxy Statement.

Our board believes that the prohibition against “re-pricing” of outstanding Stock Awards was intended to conform to applicable Nasdaq Listing Rules banning re-pricings that would reduce the price or exercise price of awards under equity incentive plans such as the 2008 Plan and not, for example, to prohibit increases in the price or exercise price of such awards.  The sixth amendment would clarify this provision of the 2008 Plan. The sixth amendment makes no other changes to the 2008 Plan.

The sixth amendment does not require stockholder approval under its 2008 Plan, but our board has determined to ask for your approval of the amendment as a matter of good corporate governance practices.

Our board of directors is authorized under the 2008 Plan to construe and interpret the 2008 Plan and to correct any defect in the 2008 Plan in a manner and to the extent necessary or expedient to correct any defect in the 2008 Plan.  Our board reserves the right to adopt an interpretation of the 2008 Plan consistent with the sixth amendment in the event the sixth amendment is not approved at the Annual Meeting.  Under the 2008 Plan, all determinations, interpretations, and constrictions made by our board in good faith are not subject to review by any person, and are final, binding and conclusive as to all persons.

Plan Benefits

No employee, director or consultant has been selected to receive an award under the amendment subject to this Proposal 3 and no term or condition of any such award has been determined.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on Proposal 3 at the Annual Meeting is required for approval of the proposal.

Recommendation of the board of directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SIXTH AMENDMENT TO THE CYTRX CORPORATION 2008 STOCK INCENTIVE PLAN DESCRIBED IN PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 entitles our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

At the 2011 Annual Meeting, the stockholders approved an advisory measure that the stockholders advisory vote on executive compensation be held on an annual basis. Our board of directors determined to follow the stockholders’ recommendations. Please refer to the discussion under “Executive Compensation” for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which include the compensation disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement.

This vote is advisory in nature and therefore not binding on us, our Compensation Committee or our board of directors.  Our board and our Compensation Committee, however, value the opinions of our stockholders.  To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider the stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on Proposal 4 at the Annual Meeting is required for advisory approval of the proposal.

Recommendation of the board of directors

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of BDO USA, LLP (“BDO”)

BDO currently serves as our independent registered public accounting firm and has audited our financial statements for each of the years ended December 31, 2014, 2013 and 2012. BDO does not have and has not had any financial interest, direct or indirect, in CytRx, and does not have and has not had any connection with CytRx except in its professional capacity as our independent auditors.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2015. The ratification by our stockholders of the appointment of BDO is not required by law or by our Restated Bylaws. Our board of directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2014 and 2013 from BDO for professional services rendered in connection with the audits of our annual financial statements and internal controls over financial reporting and reviews of our unaudited quarterly financial statements and Form S-3 registration statements were $408,377 and $391,730, respectively.

Tax Fees

The aggregate fees billed by BDO for professional services for tax compliance, tax advice and tax planning were $21,645 and $27,225 for 2014 and 2013, respectively.

All Other Fees

No other services were rendered by BDO in either 2014 or 2013.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services, audit and non-audit, provided to us by BDO for 2014 and 2013.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on Proposal 5 at the Annual Meeting is required for approval of the proposal.

Recommendation of Our board of directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2015 must be received by us on or before February 22, 2016. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after that date. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2016.

OTHER MATTERS

Expenses of Solicitation

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be compensated for these solicitation activities.

We have engaged Alliance Advisors to assist in the solicitation of proxies.  We will pay a fee of $8,500 plus reasonable out-of-pocket charges and a flat fee of $5.50 per outbound proxy solicitation call.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions and will reimburse them for their reasonable expenses.

Delivery of Proxy Materials to Households

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a Proxy Statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written request to us at CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary, or by telephone at 310-826-5648, we will promptly deliver without charge, upon oral or written request, a separate copy of the proxy material to any stockholder residing at an address to which only one copy was mailed. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

Accompanying this Proxy Statement is a letter of transmittal from our President and Chief Executive Officer, along with a copy of our Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2014 filed with the SEC. These accompanying materials constitute our annual report to stockholders. We will provide, without charge upon written request, a further copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules.  Copies of the Form 10-K exhibits also are available without charge. Stockholders who would like such copies should direct their requests in writing to: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

By Order of the board of directors

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary
May 5, 2015

ANNEX A

Fifth Amendment to CytRx Corporation 2008 Stock Incentive Plan

Section 4(a) of the CytRx Corporation 2008 Stock Incentive Plan shall be amended and restated to read in its entirety as follows:

“(a)           Share Reserve.  Subject to the provisions of Section 11(a) relating to adjustments upon changes in Common Stock, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 20,000,000 shares of Common Stock.”

A-1

ANNEX B

Sixth Amendment to CytRx Corporation 2008 Stock Incentive Plan

Section 3(e) of the CytRx Corporation 2008 Stock Incentive Plan shall be amended and restated in its entirety as follows:

“(e)           Cancellation and Re-Grant of Stock Awards.  Notwithstanding anything to the contrary in the Plan, the Board shall have no authority to (i) reprice any outstanding Award under the Plan to reduce the price or exercise price of the Award, (ii) cancel and re-grant any outstanding Award under the Plan to reduce the price or exercise price of the Award, or (iii) effect any other action that is treated as a reduction in the price or exercise price of any outstanding Award under the Plan for financial accounting purposes.”

B-1

PROXY

CytRx Corporation®
11726 San Vicente Boulevard, Suite 650,Los Angeles, California 90049
Annual Meeting of Stockholders

The undersigned stockholder of CytRx Corporation (the “Company”) hereby revokes all prior proxies and constitutes and appoints Steven A. Kriegsman and Benjamin S. Levin, or either one of them, as proxy and attorney-in-fact, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, on Tuesday, June 23, 2015, and at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 5, 2015, the receipt of which is acknowledged, in the manner specified below:

1.
Election of Director. On the Company’s proposal to elect as director the following nominee for Class III director to serve until the 2018 Annual Meeting of Stockholders of the Company and until his respective successor is duly elected and qualified:

Eric J. Selter                                   For ☐                   Withhold Authority ☐

2.
Fifth Amendment to 2008 Stock Incentive Plan.  On the proposal to approve a fifth amendment to our 2008 Stock Incentive Plan to fix at 20,000,000 the aggregate number of shares of our common stock subject to the 2008 Plan:

For                   ☐           Against                      ☐           Abstain                      ☐

3.
Sixth Amendment to 2008 Stock Incentive Plan.  On the proposal to approve a sixth amendment to our 2008 Stock Incentive Plan to clarify the prohibition against re-pricing of outstanding stock awards under the 2008 Plan:

For                   ☐           Against                      ☐           Abstain                      ☐

4.	Advisory Vote on Executive Compensation. On the proposal for an advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement:

For                   ☐           Against                      ☐           Abstain                      ☐

5.
Appointment of Independent Registered Public Accounting Firm. On the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015:

For                   ☐           Against                      ☐           Abstain                      ☐

This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” each of Proposals 1-4 and in the proxy holder’s discretion on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.

Shares Held:

Signature of Stockholder                                                                                                           Signature of Stockholder (if held jointly)

Dated:                                                      , 2015                                                      Dated:                                                      , 2015

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.